UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2003

Interliant, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26115	13-3978980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Manhattanville Road Purchase, New York	10577
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 640-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 2.    Acquisition of Disposition of Assets.

On May 16, 2003, the Registrant closed on the sale of substantially all of its assets comprising its entire business operations, to a wholly-owned subsidiary of NaviSite, Inc. (Nasdaq: NAVI). NaviSite was the successful bidder at a bankruptcy auction conducted on May 8th and 9th, 2003.

On May 15, 2003, the US Bankruptcy Court for the Southern District of New York entered an order authorizing and approving the sale. Under the terms approved by the bankruptcy court, NaviSite has acquired the assets and assumed certain liabilities of the Registrant. As consideration, at the closing, NaviSite paid approximately $7.0 million in cash, credits, and short term notes, and assumed approximately $5.7 million of the Registrant’s liabilities, according to a preliminary purchase price adjustment based on the Registrant’s net worth calculated at closing. Under the terms of the asset purchase agreement, a final purchase price adjustment will be made within approximately thirty days from closing.

As a condition to the transactions, the Registrant was required to change its name. Therefore, as of May 21, 2003, the name of the Registrant will change to I Successor Corp.

In addition, within the next several weeks, the Registrant plans to file a plan of liquidation pursuant to which it will distribute to its unsecured creditors, all of its remaining assets, including net proceeds from this sale. Under this Plan, there will be no distributions to shareholders. On May 20, 2003, the Registrant directed its stock transfer agent to halt trading on its stock.

A copy of the Press Release issued in connection with the transaction is attached as Exhibit 99.1.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

99.1    Press Release dated as of May 20, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interliant, Inc.

Date: May 20, 2003	By:	/S/ BRUCE S. KLEIN
Bruce S. Klein
Senior Vice President and General Counsel

Exhibit

99.1      Press Release dated as of May 20, 2003